Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$355,479
Class B	$12,934
Class C	$18,874
Class F	$17,739
Total	$405,026
Class 529-A	$3,935
Class 529-B	$411
Class 529-C	$757
Class 529-E	$180
Class 529-F	$79
Class R-1	$180
Class R-2	$2,084
Class R-3	$3,654
Class R-4	$2,707
Class R-5	$4,549
Total	$423,562

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4500
Class B	$0.3225
Class C	$0.3140
Class F	$0.4353
Class 529-A	$0.4347
Class 529-B	$0.2912
Class 529-C	$0.2936
Class 529-E	$0.3783
Class 529-F	$0.4174
Class R-1	$0.3113
Class R-2	$0.3148
Class R-3	$0.3846
Class R-4	$0.4370
Class R-5	$0.4856

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	934,412
Class B	50,209
Class C	82,498
Class F	53,131
Total	1,120,250
Class 529-A	12,295
Class 529-B	1,816
Class 529-C	3,485
Class 529-E	646
Class 529-F	248
Class R-1	915
Class R-2	9,220
Class R-3	12,930
Class R-4	8,026
Class R-5	11,963
Total	1,181,794

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.37
Class B	$33.20
Class C	$33.11
Class F	$33.33
Class 529-A	$33.32
Class 529-B	$33.21
Class 529-C	$33.20
Class 529-E	$33.28
Class 529-F	$33.33
Class R-1	$33.20
Class R-2	$33.12
Class R-3	$33.25
Class R-4	$33.33
Class R-5	$33.39